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                                                                      EXHIBIT 23


                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We consent to the incorporation by reference in the registration statement of First Industrial, L.P. on Form S-3 (File No. 333-43641) of our report dated February 16, 1999, on our audits of the consolidated financial statements of First Industrial, L.P. as of December 31, 1998 and 1997, and for the years ended December 31, 1998, 1997 and 1996 and the financial statement schedule as of December 31, 1998, which is included in this Annual Report on Form 10-K and of our report dated February 16, 1999, on our audits of the combined financial statements of the Other Real Estate Partnerships as of December 31, 1998 and 1997, and for the years ended December 31, 1998, 1997 and 1996, which is also included in this Annual Report on Form 10-K.










                                    PricewaterhouseCoopers LLP


Chicago, Illinois
March 30, 1999